Exhibit 99.1

The Buckle, Inc.

2407 W. 24th St. Kearney, NE 68845

P.O. Box 1480 Kearney, NE 68848-1480

phone: 308-236-8491

fax: 308-236-4493

For Immediate Release: March 24, 2020	web: www.buckle.com

Contact:	Thomas B. Heacock, Chief Financial Officer
The Buckle, Inc.
(308) 236-8491

THE BUCKLE, INC. PROVIDES DIVIDEND UPDATE IN RESPONSE TO COVID-19 OUTBREAK

KEARNEY, NE -- The Buckle, Inc. (NYSE: BKE) announced that at its quarterly meeting of the Board of Directors, held on March 23, 2020, the Board deferred making a decision on dividend payments until its next regularly scheduled Board meeting. As announced last week, Buckle temporarily closed all of its brick and mortar retail stores from March 18, 2020 through March 31, 2020 in response to the global COVID-19 pandemic. Given the uncertainty regarding the potential length and severity of the pandemic as well as the potential impact to the Company, the Board elected to defer the dividend decision to maintain the Company’s cash position and give it financial flexibility. As an additional measure, the Company also announced that both its Chairman and its President and Chief Executive Officer have elected to forgo their salary until such time as normal business operations resume. Similarly, the Company’s Board of Directors has elected to forgo their respective quarterly cash retainers for the current quarter.

About Buckle

Offering a unique mix of high-quality, on-trend apparel, accessories, and footwear, Buckle caters to fashion-conscious young men and women. Known as a denim destination, each store carries a wide selection of fits, styles, and finishes from leading denim brands, including the Company’s exclusive brand, BKE. Headquartered in Kearney, Nebraska, Buckle currently operates 446 retail stores in 42 states.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995: All forward-looking statements made by the Company involve material risks and uncertainties and are subject to change based on factors which may be beyond the Company's control. Accordingly, the Company’s future performance and financial results may differ materially from those expressed or implied in any such forward-looking statements. Such factors include, but are not limited to, those described in the Company’s filings with the Securities and Exchange Commission. The Company does not undertake to publicly update or revise any forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized.

News releases and other information about The Buckle, Inc., can be found on the Internet at www.buckle.com
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